Exhibit 4.2

UNANIMOUS WRITTEN CONSENT OF DIRECTORS OF
KRONOS ADVANCED TECHNOLOGIES, INC.
 A NEVADA CORPORATION,
IN LIEU OF A SPECIAL MEETING

The undersigned, being all of the members of the Board of Directors (the “Board”) of KRONOS ADVANCED TECHNOLOGIES, INC., a Nevada corporation (the “Corporation”), pursuant to the provisions of the Section 78.315 of the Nevada Revised Statutes, hereby adopts the resolutions set forth below, to have the same force and effect as if adopted at a formal meeting of the Corporation’s Directors, duly called and held for the purpose of acting upon proposals to adopt such resolutions.

RESOLVED, that the KRONOS ADVANCED TECHNOLOGIES, INC. 2007 STOCK INCENTIVE PLAN (the “Plan”), a copy of which is attached to and made a part of this Consent, is hereby approved to be effective on the date of this Unanimous Consent; and it is further

RESOLVED, that the issuance of the Corporation’s common stock pursuant to the terms of the Plan (the “Shares”) is hereby confirmed, ratified and approved in all respects and that each officer of the Corporation is hereby authorized, empowered and directed to instruct the Corporation’s transfer agent to issue such shares of common stock in accordance with the terms of the Plan; and it is further

RESOLVED, that the Board shall cause a Registration Statement on Form S-8 pertaining to the Shares to be filed with the Securities and Exchange Commission; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent this ____ day of June, 2007.

DIRECTORS:

Daniel R. Dwight

James P. McDermott

M. J. Segal

Richard F.Tusing

EXHIBIT A

KRONOS ADVANCED TECHNOLOGIES, INC.

2007 STOCK INCENTIVE PLAN

Establishment, Purpose and Types of Awards

Kronos Advanced Technologies, Inc., a Nevada corporation (the “Company”), hereby establishes the KRONOS ADVANCED TECHNOLOGIES, INC. 2007 STOCK INCENTIVE PLAN (the “Plan”).  The purpose of the Plan is to promote the long-term growth and profitability of the Company by (a) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company, and (b) enabling the Company to attract, retain and reward the best-available persons.  The Plan permits the granting of stock options (including incentive stock options qualifying under Code Section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted share awards, phantom stock, deferred share units, performance awards, other stock-based awards, or any combination of the foregoing.

Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).  For this purpose, “control” shall mean ownership of fifty percent (50%) or more of the total combined voting power or value of all classes of stock or interests of the entity.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any stock option, stock appreciation right, stock award, phantom stock award, performance award or other stock-based award.

“Board” means the Board of Directors of the Company.

“Cause” for termination of a Participant’s Continuous Service either has the meaning set forth in any employment-related written agreement between the Participant and the Company, or means that the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons after receiving both a specific written notice of the conduct that the Board considers “Cause” and a reasonable opportunity to cure such conduct (if it is reasonably capable of being cured): (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.  The Board shall in its discretion determine whether or not a Participant is being terminated for Cause.  The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” means: (i) the acquisition (other than from the Company) by any Person, as defined in this Section 2(f), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of fifty percent (50%) or more of (A) the then outstanding shares of the securities of the Company; or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning one hundred percent (100%) of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock.  For purposes of this Section 2(f), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.  Notwithstanding the foregoing, a “Change in Control” shall not include the consummation of the financing transaction as contemplated in the Funding Agreement and Secured Convertible Promissory Note with Airworks Funding LLLP, Sands Brothers Venture Capital LLC, and Critical Capital Growth Fund LP, as approved by the Board in June 2007.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Common Stock” means shares of common stock of the Company, par value $0.01 per Share.

“Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means the absence of any interruption or termination of a Participant’s service as an Employee, Director or Consultant.  Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors.  Changes in status between a Participant’s service as an Employee, Director and a Consultant will not constitute an interruption of Continuous Service.

“Deferred Share Units” means Awards pursuant to Section 10 of the Plan.

“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

“Disabled” means a condition under which a Participant:

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, received income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employees of the Company.

“Eligible Person” means any Consultant, Director or Employee.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes.  The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of the Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith.  However, if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the American Stock Exchange; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the closing high bid on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc.  or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator.  If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur.  For all purposes under this Plan, the term “relevant date” as used in this Section 2(q) shall mean either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

“Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.  The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Grant Date” has the meaning set forth in Section 16 of the Plan.

“ISO” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within sixty (60) days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than fifty (50) miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants.

“Nonqualified Option” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.

“Option” means any stock option granted pursuant to Section 7 of the Plan.

“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.

“Performance Awards” means Performance Units and Performance Compensation Awards granted pursuant to Section 13 of the Plan.

“Performance Compensation Awards” means Awards granted pursuant to Section 13(b) of the Plan.

“Performance Unit” means Awards granted pursuant to Section 13(a) of the Plan which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Phantom Stock” means Awards pursuant to Section 11 of the Plan.

“Reporting Person” means an officer, Director, or greater than ten percent (10%) shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Shares” means Shares subject to restrictions imposed pursuant to Section 9 of the Plan.

“Restricted Share Units” means Awards pursuant to Section 9 of the Plan.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 8 of the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Affiliate.

“Unrestricted Shares” means Shares awarded pursuant to Section 9 of the Plan.

Administration

Administration of the Plan.  The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the “Administrator”).

Powers of the Administrator.  The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

Non-Uniform Determinations.  The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.  The Administrator’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter.

Limited Liability.  To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

Indemnification.  To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

Effect of Administrator’s Decision.  The Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Grant Agreements.  All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other Employee, Consultant, or Director of the Company, and their respective successors in interest.  The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

Shares Available for the Plan; Maximum Awards

(a)           Number of Shares Issuable.  The total number of shares of Common Stock initially authorized to be issued under the Plan shall be 100,000,000.  No more than 100,000,000 shares of Common Stock may be issued under the Plan as Incentive Stock Options.  The foregoing share limits shall be subject to adjustment in accordance with Section 15(b).  The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company.

(b)           Shares Subject to Terminated Awards.  Common Stock covered by any unexercised portions of terminated or forfeited Options (including canceled Options) granted under the Plan, Common Stock underlying any other Award that is terminated, forfeited or otherwise surrendered by the Participant without actual issuance of the shares may again be subject to new Awards under the Plan.  Shares of Common Stock surrendered to or withheld by the Company in payment or satisfaction of the exercise price of an Option or tax withholding obligation with respect to an Award shall be available for the grant of new Awards under the Plan.  In the event of the exercise of Stock Appreciation Rights, whether or not granted in tandem with Options, only the number of shares of Common Stock actually issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Common Stock available for the grant of Awards hereunder.

Participation

Participation in the Plan shall be open to all Employees, Consultants, advisors, sales representatives, officers and Directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time.  The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.  A Participant who has been granted an Award may be granted an additional Award or Awards if the Administrator shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan. Notwithstanding the foregoing, nothing in this Plan shall prevent or limit the Company’s authority and ability to grant Common Stock in the form of stock options, restricted stock, stock units or any other applicable award to any Employee, Consultant, Director or other individual providing services to or for the Company or any Affiliate that is not subject to and is outside of the terms of this Plan.

Awards

General.  The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan.  Awards may be granted individually or in tandem with other types of Awards.  All Awards are subject to the terms and conditions provided in the Grant Agreement.  The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award.  If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Replacement Awards.  Subject to Applicable Laws (including any associated Shareholder approval requirements), the Administrator may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise.  An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Administrator deems appropriate.  In the case of Options and SARs, these other terms may not involve an exercise price that is lower than the exercise price of the surrendered Option or SARs unless the Company’s shareholders approve the grant itself or the program under which the grant is made pursuant to the Plan.

Option Awards

Types; Documentation.  The Administrator may in its discretion grant ISOs to any Employee and Nonqualified Options to any Eligible Person, and shall evidence any such grants in a Grant Agreement that is delivered to the Participant.  Each Option shall be designated in the Grant Agreement as an ISO or a Nonqualified Option, and the same Grant Agreement may grant both types of Options, provided, however, that Awards of ISOs shall be limited to Employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation”, as defined in Code Sections 424(e) and (f), respectively, of the Company.  At the sole discretion of the Administrator, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary.  Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Administrator shall deem advisable in its sole and absolute discretion.

ISO $100,000 Limitation.  To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall be treated as Nonqualified Options.  For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date.  In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first.  In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 7(b) shall be automatically adjusted accordingly.

Term of Options.  Each Grant Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 7(e) hereof; provided, that, the term of any Option may not exceed ten (10) years from the Grant Date.  In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the ISO shall not exceed five (5) years from the Grant Date.

Exercise Price.  The exercise price of an Option shall be determined by the Administrator in its discretion and shall be set forth in the Grant Agreement, subject to the following special rules:

ISOs.  If an ISO is granted to an Employee who on the Grant Date is a Ten Percent Holder, the per Share exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on such Grant Date.  If an ISO is granted to any other Employee, the per Share exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

Nonqualified Options.  The per Share exercise price for the Shares to be issued pursuant to the exercise of a Nonqualified Option shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

Termination of Continuous Service.  The Administrator may establish and set forth in the applicable Grant Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.  The Administrator may waive or modify these provisions at any time.  To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Grant Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards.  In no event may any Option be exercised after the expiration of the Option term as set forth in the Grant Agreement.

The following provisions shall apply to the extent a Grant Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

Termination other than Upon Disability or Death or for Cause.  In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, retirement or termination for Cause), the Participant shall have the right to exercise an Option at any time within ninety (90) days following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

Disability.  In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

Retirement.  In the event of termination of a Participant’s Continuous Service as a result of Participant’s retirement, the Participant shall have the right to exercise the Option at any time within one (1) year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

Death.  In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an Option, or within thirty (30) days following termination of the Participant’s Continuous Service, the Option may be exercised, at any time within one (1) year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.

Cause.  If the Administrator determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.

Reverse Vesting.  The Administrator in its sole and absolute discretion may allow a Participant to exercise unvested Options, in which case the Shares then issued shall be Restricted Shares having analogous vesting restrictions to the unvested Options.

Buyout Provisions.  The Administrator may at any time offer to buy out an Option, in exchange for a payment in cash or Shares, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.  In addition, but subject to any shareholder approval requirement of applicable law, if the Fair Market Value for Shares subject to an Option is more than thirty three percent (33%) below their exercise price for more than thirty (30) consecutive business days, the Administrator may unilaterally terminate and cancel the Option either (i) by paying the Participant, in cash or Shares, an amount not less than the Black-Scholes value of the vested portion of the Option, or (ii) subject to the approval of the shareholders of the Company, by irrevocably committing to grant a new Option, on a designated date more than six (6) months after such termination and cancellation of such Option (but only if the Participant’s Continuous Service has not terminated prior to such designated date), on substantially the same terms as the cancelled Option, provided that the per Share exercise price for the new Option shall equal the per Share Fair Market Value of a Share on the date the new grant occurs.

Stock Appreciation Rights

Stock Appreciation Rights.  The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SARs”).  A SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one (1) share of Common Stock over (B) the base price per Share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.  Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  If upon settlement of the exercise of a SAR a grantee is to receive a portion of such payment in Shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date.  No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

Termination of Employment or Consulting Relationship.  The Administrator shall establish and set forth in the applicable Grant Agreement the terms and conditions on which a SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.  The provisions of Section 7(e) above shall apply to the extent a Grant Agreement does not specify the terms and conditions upon which a SAR shall terminate when there is a termination of a Participant’s Continuous Service.

Buy-out.  The Administrator has the same discretion to buy-out SARs as it has to take such actions pursuant to Section 7(g) above with respect to Options.

Restricted Shares and Restricted Share Units; Unrestricted Shares

Grants.  The Administrator may in its discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in a Grant Agreement that is delivered to the Participant and that sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any), and the terms upon which the Restricted Shares may become vested.  In addition, the Company may in its discretion grant the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”) to any Eligible Person and shall evidence such grant in a Grant Agreement that is delivered to the Participant which sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested.  The Administrator may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Administrator may require to enforce the restrictions.  In addition, the Committee may grant Awards hereunder in the form of unrestricted shares (“Unrestricted Shares”), which shall vest in full upon the date of grant or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its discretion) elect to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

Vesting and Forfeiture.  The Administrator shall set forth in a Grant Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable.  Except as set forth in the applicable Grant Agreement or the Administrator otherwise determines, upon termination of a Participant’s Continuous Service for any other reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in a Grant Agreement.

Issuance of Restricted Shares Prior to Vesting.  The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions.  Except as set forth in the applicable Grant Agreement or the Administrator otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 9(e) below.

Issuance of Shares upon Vesting.  As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one (1) Share for each vested Restricted Share (or issue one (1) Share free of the vesting restriction for each vested Restricted Share Unit), unless a Grant Agreement provides otherwise.  No fractional shares shall be distributed but shall be rounded up to the next full share at the election of the Administrator.  Notwithstanding the foregoing, if the Administrator determines that an issuance of Shares at the time of vesting is not a “permissible distribution event” within the meaning of Section 409A of the Code, then the issuance of the Shares will be automatically deferred until the earliest date on which issuance of the Shares in unrestricted form will constitute a permissible distribution event pursuant to paragraphs (i), (ii), (iii), (v) or (iv) of Section 409A(a)(2)(A) of the Code.

Dividends Payable on Vesting.  Whenever Shares are released to a Participant or duly-authorized transferee pursuant to Section 9(d) above as a result of the vesting of Restricted Shares or the Shares underlying Restricted Share Units are issued to a Participant pursuant to Section 9(d) above, such Participant or duly-authorized transferee shall also be entitled to receive (unless otherwise provided in the Grant Agreement), with respect to each Share released or issued, an amount equal to any cash dividends (plus, in the discretion of the Administrator, simple interest at a rate as the Administrator may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is released from the vesting restrictions in the case of Restricted Shares or issued in the case of Restricted Share Units.

Section 83(b) Elections.  A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares.  If a Participant who has received Restricted Share Units provides the Administrator with written notice of his or her intention to make Section 83(b) Election with respect to the Shares subject to such Restricted Share Units, the Administrator may in its discretion convert the Participant’s Restricted Share Units into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s Restricted Share Unit Award.  The Participant may then make a Section 83(b) Election with respect to those Restricted Shares.

Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 10 below.

Deferral Elections.  At any time within the thirty (30) day period (or other shorter or longer period that the Administrator selects) in which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) receives an Award of either Restricted Shares or Restricted Share Units, the Administrator may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Administrator, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award.  If the Participant makes this election, the Shares subject to the election, and any associated dividends and interest, shall be credited to an account established pursuant to Section 10 hereof on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 9(d) above.

The Administrator may grant Awards hereunder in the form of unrestricted shares (“Unrestricted Shares”), which shall vest in full upon the date of grant or such other date as the Administrator may determine or which the Administrator may issue pursuant to any program under which one or more Eligible Persons (selected by the Administrator in its discretion) elect to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

Deferred Share Units

Elections to Defer.  The Administrator may permit any Eligible Person who is a Director, Consultant or member of a select group of management or highly compensated employees (within the meaning of the Code) to irrevocably elect, on a form provided by and acceptable to the Administrator (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal Plan account (the “Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred.  These credits will be made at the end of each calendar quarter (or other period that the Administrator establishes prospectively) during which compensation is deferred.  Unless, within five (5) business days after the Company receives an Election Form, the Company sends the Participant a written notice explaining why it is invalid, each Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of an initial election by a Participant who is first eligible to defer hereunder) after its delivery to the Company, subject to Section 9(g) regarding deferral of Restricted Shares and Restricted Share Units and to Section 13(e) regarding deferral of Performance Awards.  Notwithstanding the foregoing sentence: (i) Election Forms shall be ineffective with respect to any compensation that a Participant earns before the date on which the Company receives the Election Form, and (ii) the Administrator may unilaterally make awards in the form of Deferred Share Units, regardless of whether or not the Participant foregoes other compensation.

Vesting.  Unless a Grant Agreement expressly provides otherwise, each Participant shall be one hundred percent (100%) vested at all times in any Shares subject to Deferred Share Units.

Issuances of Shares.  The Company shall provide a Participant with one (1) Share for each Deferred Share Unit in five (5) substantially equal annual installments that are issued before the last day of each of the five (5) calendar years that end after the date on which the Participant’s Continuous Service terminates, unless -

the Participant has properly elected a different form of distribution, on a form approved by the Administrator, that permits the Participant to select any combination of a lump sum and annual installments that are completed within ten (10) years following termination of the Participant’s Continuous Service, and the Company received the Participant’s distribution election form at the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 10(a), provided that (subject to any prospective changes that the Administrator communicates in writing to a Participant), the Participant may change such election through any subsequent election that (i) is delivered to the Administrator at least one (1) year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election, and (ii) defers the commencement of distributions by at least five (5) years from the originally scheduled commencement date.

Fractional shares shall not be issued and shall be rounded up to the next full share at the election of the Administrator.

Crediting of Dividends.  Whenever Shares are issued to a Participant pursuant to Section 10(c) above, such Participant shall also be entitled to receive, with respect to each Share issued, a cash amount equal to any cash dividends (plus simple interest at a rate of five percent (5%) per annum, or such other reasonable rate as the Administrator may determine in a Grant Agreement), and a number of Shares equal to any stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued.

Emergency Withdrawals.  In the event a Participant suffers an unforeseeable emergency within the contemplation of this Section 10 and Section 409A of the Code, the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Share Units.  The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Section 152(a) of the Code) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant.  Examples of purposes which are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence.  In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship.  The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  The Administrator shall determine whether a Participant has a qualifying unforeseeable emergency and the amount which qualifies for distribution, if any.  The Administrator may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

Unsecured Rights to Deferred Compensation.  A Participant’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due.  The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company.  Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.

Phantom Stock

The Administrator may from time to time grant Awards to eligible participants denominate in stock-equivalent units (“Phantom Stock”) in such amounts and on such terms and conditions as it shall determine.  Phantom Stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets.  An Award of Phantom Stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any Shares of Common Stock represented by a Phantom Stock unit solely as a result of the grant of a Phantom Stock unit to the grantee.

Other Stock-Based Awards

The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.  Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

Performance Awards

Performance Units.  Subject to the limitations set forth in paragraph (c) hereof, the Administrator may in its discretion grant Performance Units to any Eligible Person and shall evidence such grant in a Grant Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award.  A Performance Unit is an Award which is based on the achievement of specific goals with respect to the Company or any Affiliate or individual performance of the Participant, or a combination thereof, over a specified period of time.

Performance Compensation Awards.  Subject to the limitations set forth in paragraph (c) hereof, the Administrator may, at the time of grant of a Performance Unit, designate such Award as a “Performance Compensation Award” in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Administrator shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of Code Section 162(m).  With respect to each such Performance Compensation Award, the Administrator shall establish, in writing within the time required under Code Section 162(m), a “Performance Period”, “Performance Measure(s)”, and “Performance Formula(e)” (each such term being hereinafter defined).  Once established for a Performance Period, the Performance Measure(s) and Performance Formula(e) shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period.  As soon as practicable after the close of each Performance Period, the Administrator shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.

Limitations on Awards.  The maximum Performance Unit Award and the maximum Performance Compensation Award that any one (1) Participant may receive for any one (1) Performance Period shall be determined from time to time by the Administrator.  The Administrator shall have the discretion to provide in any Grant Agreement that any amounts earned in excess of any such limitations will either be credited as Deferred Share Units, or as deferred cash compensation under a separate plan of the Company (provided in the latter case that such deferred compensation either bears a reasonable rate of interest or has a value based on one (1) or more predetermined actual investments).  Any amounts for which payment to the Participant is deferred pursuant to the preceding sentence shall be paid to the Participant in a future year or years not earlier than, and only to the extent that, the Participant is either not receiving compensation in excess of any such limits for a Performance Period, or is not subject to the restrictions set forth under Section 162(b) of the Code.

Definitions.

“Performance Formula” means, for a Performance Period, one (1) or more objective formulas or standards established by the Administrator for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s).  Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Measure” means one (1) or more of the following selected by the Administrator to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted, or adjusted earnings per share; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of Affiliates or business units.  Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Administrator) and, if so determined by the Administrator, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.

Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Period” means one (1) or more periods of time (of not less than one (1) fiscal year of the Company), as the Administrator may designate, over which the attainment of one (1) or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

Deferral Elections.  At any time prior to the date that is at least six (6) months before the close of a Performance Period (or shorter or longer period that the Administrator selects) with respect to an Award of either Performance Units or Performance Compensation, the Administrator may permit a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) to irrevocably elect, on a form provided by and acceptable to the Administrator, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award.  If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends, shall be credited to an account established pursuant to Section 10 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 13(a) or Section 13(b) above.

Taxes

General.  As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares.  The Company shall not be required to issue any Shares until such obligations are satisfied.  If the Administrator allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Administrator shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

Default Rule for Employees.  In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

Special Rules.  In the case of a Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under Applicable Law, the Participant shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) or cash equal to the amount required to be withheld.  For purposes of this Section 14, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the “Tax Date”).

Surrender of Shares.  If permitted by the Administrator, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld.  In the case of Shares previously acquired from the Company that are surrendered under this Section 14, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

Income Taxes and Deferred Compensation.  Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.  The Administrator shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code with respect to compensation that is deferred and that vests after December 31, 2004, (ii) that voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Administrator permits second elections to defer in accordance with Section 409A(a)(4)(C).  The Administrator shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

Loans.  The Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

Transfers, Adjustments and Change in Control Transactions

Transferability.  Except as otherwise determined by the Administrator, and in any event in the case of an ISO or a Stock Appreciation Right granted with respect to an ISO, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution.  Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

Adjustments for Corporate Transactions and Other Events.

Stock Dividend, Stock Split and Reverse Stock Split.  In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, (A) the maximum number of shares of such Common Stock as to which Awards may be granted under this Plan and the maximum number of shares with respect to which Awards may be granted during any one (1) fiscal year of the Company to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made.  The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

Non-Change in Control Transactions.  Except with respect to the transactions set forth in Section 15(b)(i), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Administrator, in its discretion and without the consent of the holders of the Awards, shall make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards.

Change in Control Transactions.  In the event of any transaction resulting in a Change in Control of the Company, outstanding Options and SARs under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof.  In the event of such termination, the holders of Options and SARs under the Plan will be permitted, for a period of at least twenty (20) days prior to the effective time of the Change in Control, to exercise all portions of such Awards that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control; provided, however, that any such exercise of any portion of such an Award which becomes exercisable as a result of such Change in Control shall be deemed to occur immediately prior to the effective time of such Change in Control.

Pooling of Interests Transactions.  In connection with any business combination authorized by the Board, the Administrator, in its sole discretion and without the consent of the holders of the Awards, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards, in whole or in part, regardless of the vested status of the Award, but solely to the extent necessary to facilitate the compliance of such transaction with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

Unusual or Nonrecurring Events.  The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Substitution of Awards in Mergers and Acquisitions.  Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity.  The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

Time of Granting of Awards

The date of grant (“Grant Date”) of an Award shall be the date on which the Administrator makes the determination granting such Award or such other date as is determined by the Administrator, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Administrator makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.

Modification of Awards and Substitution of Options

Modification, Extension and Renewal of Awards.  Within the limitations of the Plan, the Administrator may modify an Award to accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Grant Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards, or to accept the cancellation of outstanding Awards to the extent not previously exercised either for the granting of new Awards or for other consideration in substitution or replacement thereof.  Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, unless either the Participant provides written consent or there is an express Plan provision permitting the Administrator to act unilaterally to make the modification.

Substitution of Options.  Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Administrator may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

Term of Plan

The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 22 below, unless the Plan is sooner terminated under Section 19 below.

Amendment and Termination of the Plan

Authority to Amend or Terminate.  Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue or terminate the Plan.

Effect of Amendment or Termination.  No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 15 above, or it is otherwise mutually agreed between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Notwithstanding the foregoing, the Administrator may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

Conditions Upon Issuance of Shares

Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

Reservation of Shares

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Effective Date

Effective Date; Termination Date.  This Plan shall become effective on the date of its approval by the Board; provided that this Plan shall be submitted to the Company’s shareholders for approval, and if not approved by the shareholders in accordance with Applicable Laws (as determined by the Administrator in its discretion) within one (1) year from the date of approval by the Board, this Plan and any Awards shall be null, void and of no force and effect.  Awards granted under this Plan before approval of this Plan by the shareholders shall be granted subject to such approval, and no Shares shall be distributed before such approval.  No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the effective date of the Plan, or if earlier, the tenth (10th) anniversary of the date this Plan is approved by the shareholders.  Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Governing Law

The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Nevada, without regard to its conflict of laws principles.

Other Applicable Laws And Regulations

U.S. Securities Laws.  This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Deferred Share Units and Shares) under this Plan shall be subject to all Applicable Law.  In the event that the Shares are not registered under the Securities Act, or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act, and a legend to that effect may be placed on the certificates representing the Shares.

Other Jurisdictions.  To facilitate the making of any grant of an Award under this Plan, the Administrator may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries.  Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries.  The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

No Shareholder Rights

Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law.  Prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs.  No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

No Employment Rights

Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan.

No Trust or Fund Created

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person.  To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

Compliance with Section 409A of The Code

The Company intends that all Options granted under the Plan not be considered to provide for the deferral of compensation under Section 409A of the Code and that any other Award that does provide for such deferral of compensation shall comply with the requirements of Section 409A of the Code and, accordingly, this Plan shall be so administered and construed.  Further, the Company may modify the Plan and any Award to the extent necessary to fulfill this intent.

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